Exhibit 99.2

8-K Information

Additional disclosure on transaction between Colonial BancGroup and Palm Beach National Holding Company:

Cost Savings

Cost savings from this transaction are expected to be between $3.5 and $4.5 million annually and should be fully implemented by the second quarter of 2003. Cost savings include reductions in cost for duplicate positions, directors fees, legal & accounting fees, insurance expenses, and data and item processing fees.

One time costs

One time merger related costs in connection with the transaction are anticipated to be between $5.5 and $6.5 million some of which will be capitalized. These costs include: contract buyouts for data processing, item processing and merchant processing, computer equipment write offs, severance payments, broker commissions and expenses connected to the consolidation of facilities. In addition to the above costs, Colonial anticipates approximately $1 to $2 million in additional loan loss provision to bring reserves in line with Colonial methodologies.

Revenue enhancements

Colonial has identified opportunities for additional fee income with the introduction of Colonial’s products and services to the customers of Palm Beach National resulting in an expected increase in fee income of approximately $500,000 per year beginning in 2003.

Core Deposit Valuation

Colonial has estimated the core deposit valuation to be approximately 5 1/2% of non-time deposits, which is expected to be amortized over an 8 year period on a straight line basis. Total deposits of Palm Beach National at March 31, 2002 were approximately

$305 million of which $44 million were time deposits. The estimated core deposit intangible related to this transaction is expected to be approximately $14 million, amortized at $1.8 million per year after tax.

Purchase Price Details

Colonial will acquire all of the outstanding shares of Palm Beach National in a stock for stock exchange and holders of Palm Beach National stock options will receive either cash for the gain on their options or Colonial stock options. Colonial expects to issue between 5 and 6 million shares of stock in exchange for 100% of the stock of Palm Beach National. Colonial intends to purchase up to approximately 2 million shares of Colonial stock on the open market to be reissued as part of this transaction.

Selected financial information on Palm Beach National (in millions):

Balance Sheet trends:

	March 31, 2002	Dec 31, 2001	Dec 31, 2000
Total Assets	$344.4	$338.6	$345.6
Total Deposits	304.9	299.5	314.4
Total Equity	33.7	33.1	29.9

Palm Beach National’s deposit mix at March 31, 2002 consisted of: 30% noninterest demand deposits, 56% interest bearing demand deposits, savings, and money market accounts and, 14% time deposits. Rates on these deposits are generally at market and consistent with Colonial’s pricing.

Net Income components:

	YTD March 31, 2002	YTD Dec 31, 2001	YTD Dec 31, 2000
Net Interest Income	$3.853	$16.201	$15.300
Provision for loan loss	.137	.875	1.886
Noninterest income:
Wealth mgmt & trust	.559	1.362	1.401
Other income	.497	1.903	1.443
Noninterest expense	4.955	13.561	12.508
Net Income	.751	3.167	2.447

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